(HATTERAS LOGO)

                                   EXHIBIT A

           COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

      IF YOU DO NOT WANT TO SELL YOUR LIMITED PARTNERSHIP INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE
                              FUND'S TENDER OFFER.

June 26, 2008

Dear Hatteras Multi-Strategy Fund I, L.P. Partner:

     We are writing to inform you of important dates relating to a tender offer by Hatteras Multi-Strategy Fund I, L.P. (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE YOUR LIMITED PARTNERSHIP INTEREST OR A PORTION OF YOUR INTEREST IN THE FUND ("INTEREST") VALUED AS OF SEPTEMBER 30, 2008, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

     The tender offer period will begin on June 26, 2008 and will end at 12:00 midnight, Eastern Standard Time, on JULY 25, 2008, AT WHICH POINT THE TENDER OFFER WILL EXPIRE. The purpose of the tender offer is to provide liquidity to Partners of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

     Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by UMB Fund Services, Inc. ("UMBFS") no later than JULY 25, 2008. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED.

     If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to Hatteras Multi-Strategy Fund I, L.P., c/o UMB Fund Services, Inc. at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175,
Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3138, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is RECEIVED BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JULY 25, 2008.

     If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at UMBFS at (800) 504-9070.

Sincerely,

Hatteras Multi-Strategy Fund I, L.P.